Exhibit 99.1

Cost Plus, Inc. Reports Third Quarter 2011 Results

and Provides Outlook for the Fourth Quarter

Oakland, CA — November 18, 2011 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its third quarter ended October 29, 2011 and provided its financial outlook for the fourth quarter and full year of fiscal 2011.

Third Quarter and Year-to-Date Highlights

•	Same store sales for the quarter increased 4.0% on top of an 8.8% increase for the quarter last year.

•	Customer count for the quarter increased 1.2% and average ticket increased 2.7%.

•	Net loss from continuing operations for the year-to-date period was $19.0 million compared to a net loss of $24.1 million for the year-to-date period last year.

•	Borrowings as of October 29, 2011 decreased $22.8 million compared to last year.

•	Non-GAAP EBITDA from continuing operations for the year-to-date period was $4.1 million compared to $1.9 million for the year-to-date period last year.

Third Quarter Results from Continuing Operations

Net sales for the third quarter of fiscal 2011 were $201.9 million, a 3.7% increase compared to $194.6 million for the third quarter of last year. Same store sales for the third quarter of fiscal 2011 increased 4.0% compared to an 8.8% increase for the third quarter of last year. The increase in same store sales for the third quarter was primarily due to an increase in customer count of 1.2% and an increase in the average ticket per customer of 2.7%. Year-to-date, net sales were $599.5 million, a 4.3% increase compared to $575.0 million for the same period last year, and same store sales increased 4.1% on top of a 6.9% increase for the same period last year.

Gross profit as a percentage of net sales was 30.8% for the third quarter of fiscal 2011 compared to 30.7% for the third quarter of last year. The 10 basis point increase in gross profit as a percentage of net sales was primarily due to lower occupancy costs offset by a higher cost of sales. The increase in cost of sales as a percentage of net sales for the third quarter was primarily due to a shift within the home division towards higher dollar and lower merchandise margin furniture compared to last year. Year-to-date, gross profit as a percentage of net sales was 30.8% compared to 31.0% for the same period last year.

Barry Feld, President and Chief Executive Officer, commented, “I am pleased with the consistent performance of our business and the improvement in customer traffic and average ticket led by a strong customer response to our dining and living room furniture events. We continue to believe that the Company is well positioned to compete on the clear and recognizable value of its merchandise despite the challenging economy. As we approach the holiday season, we are confident that we will continue to successfully execute within our guidance range which will result in earnings per share of $0.62 to $0.68 per diluted share for the full year of fiscal 2011 compared to $0.21 per diluted share last year.”

Selling, general and administrative (SG&A) expenses as a percentage of net sales for the third quarter of fiscal 2011 were 33.3% compared to 33.1% for the third quarter of last year. The increase in SG&A expenses as a percentage of net sales is largely due to higher store payroll costs primarily related to store merchandise resets, which did not occur last year, as well as higher advertising expenses. The Company expects to end the year with total advertising expense flat year-over-year. Year-to-date, SG&A expenses as a percentage of net sales were 32.5% compared to 33.2% for the same period last year primarily due to increased leverage from higher sales.

The Company relocated one store during the third quarter of fiscal 2011 compared to opening one store and closing one store in the third quarter of last year. The store closure in the third quarter of last year was accounted for as a discontinued operation.

Net loss from continuing operations for the third quarter of fiscal 2011 was $8.2 million, or $0.37 per diluted share, compared to a net loss from continuing operations of $7.4 million, or $0.34 per diluted share, for the third quarter of fiscal 2010. Year-to-date, net loss from continuing operations was $19.0 million, or $0.86 per diluted share, compared to a net loss from continuing operations of $24.1 million, or $1.09 per diluted share, for the same period last year.

Net loss for the third quarter of fiscal 2011 was $8.6 million, or $0.39 per diluted share, compared to a net loss of $8.3 million, or $0.38 per diluted share, for the third quarter of fiscal 2010. Year-to-date, net loss was $20.0 million, or $0.90 per diluted share, compared to a net loss of $25.6 million, or $1.16 per diluted share, for the same period last year.

For the third quarter of fiscal 2011, non-GAAP earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from continuing operations was a loss of $0.9 million compared to income of $0.4 million for the third quarter last year. Year-to-date, EBITDA from continuing operations was $4.1 million compared to $1.9 million for the same period last year.

The Company ended the quarter with $77.0 million in borrowings and $7.3 million in letters of credit outstanding under its asset-based credit facility compared to $99.8 million in borrowings and $9.5 million in letters of credit at the end of the third quarter of last year. The percentage utilization under the credit facility at the end of the third quarter of fiscal 2011 was 42% compared to 58% at the end of the third quarter of last year. The revolving credit facility is asset-based and expires in January 2016. The Company expects to pay off its asset-based credit facility in its entirety before the end of the fiscal year.

Fourth Quarter and Updated Fiscal 2011 Outlook

For the fourth quarter of fiscal 2011, the Company expects net sales in the range of $354 million to $360 million, based on a same store sales increase in the range of 4% to 6% compared to a same store sales increase of 7.7% for the fourth quarter of fiscal 2010. For the full year of fiscal 2011, the Company expects net sales in the range of $953 million to $960 million, based on a same store sales increase in the range of 4% to 5% compared to a same store sales increase of 7.2% for the full year of fiscal 2010.

Gross profit as a percentage of net sales for the fourth quarter of fiscal 2011 is expected to be in the range of 34.1% to 34.2% compared to 33.1% for the fourth quarter of fiscal 2010. Gross profit as a percentage of net sales for the full year of fiscal 2011 is expected to be in the range of 32.0% to 32.1% compared to 31.7% for the full year of fiscal 2010.

The Company is projecting net income from continuing operations for the fourth quarter of fiscal 2011 in the range of $33 million to $35 million or $1.40 to $1.48 per diluted share compared to net income from continuing operations of $28.8 million for the fourth quarter of fiscal 2010. For the full year of fiscal 2011, the Company is projecting net income from continuing operations in the range of $14 million to $16 million or $0.62 to $0.68 per diluted share compared to net income from continuing operations of $4.7 million for the full year of fiscal 2010.

For the fourth quarter of fiscal 2011, the Company is projecting EBITDA from continuing operations in the range of $45 million to $48 million compared to EBITDA of $37.6 million for the fourth quarter of fiscal 2010. For the full year of fiscal 2011, the Company is projecting EBITDA from continuing operations in the range of $49 million to $52 million compared to $39.5 million for the full year of fiscal 2010.

The Company does not plan on opening or closing any stores in the fourth quarter of fiscal 2011, consistent with no store openings or closures in the fourth quarter of last year.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of November 18, 2011, the Company operated 258 stores in 30 states.

Conference Call Information

The Company’s third quarter earnings conference call will be today, November 18, 2011, at 7:00 a.m. PST. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is (800) 510-9661 and the access code is 85178419. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (888) 286-8010, Access Code: 25009739, from 10:00 a.m. PST Friday, November 18, 2011 until 10:00 a.m. PST on Friday, December 2, 2011. Investors may also access the live call or the replay over the internet at www.streetevents.com, www.fulldisclosure.com and at the Investor Information section of the Company’s website at www.worldmarket.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such forward-looking statements include, but are not limited to, statements relating to our fourth quarter and fiscal 2011 outlook, and paying off the asset-based credit facility. The risks and uncertainties include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandising offerings; foreign and domestic labor market fluctuations; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather and other seasonal considerations; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Use of Non-GAAP Financial Information

This release references the non-GAAP financial measure of EBITDA. The Company believes that the non-GAAP financial measure allows management and investors to understand and compare the Company’s operating results in a more consistent manner for the third quarter of fiscal 2011 and for the outlook numbers provided for the fourth quarter and full year of fiscal 2011. The non-GAAP measure presented may not be comparable to similarly titled measures reported by other companies. The non-GAAP measure should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

The following table is a reconciliation of the Company’s net loss from continuing operations to EBITDA from continuing operations for the third quarter and year-to-date periods of fiscal 2011 and 2010:

	Third Quarter		Year-to-Date
(In thousands)	FY11	FY10	FY11	FY10
Net loss from continuing operations	$(8,246)	$(7,397)	$(19,043)	$(24,101)
Add back:
Net interest expense	3,339	2,774	9,643	8,215
Income tax (benefit)/expense	(617)	(189)	(1,079)	161
Depreciation and amortization expense	4,595	5,238	14,547	17,602

EBITDA from continuing operations	$(929)	$426	$4,068	$1,877

The following table is a reconciliation of the Company’s projected net income from continuing operations to EBITDA from continuing operations for the fourth quarter and full year of fiscal 2011 compared to actual results for the fourth quarter and full year of last year:

	Fourth Quarter			Full Year
(In thousands)	FY11[1] Outlook		FY10	FY11[1] Outlook		FY10
Net income from continuing operations	$33,000	$35,000	$28,775	$14,000	$16,000	$4,674
Add back:
Net interest expense	3,500	3,500	2,900	13,000	13,000	11,115
Income tax expense	3,500	4,500	715	2,000	3,000	876
Depreciation and amortization expense	5,000	5,000	5,189	20,000	20,000	22,791

EBITDA from continuing operations	$45,000	$48,000	$37,579	$49,000	$52,000	$39,456

1.	The projected results for fiscal 2011 are provided in the table in a range for the quarter and full year.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Third Quarter
	October 29, 2011		October 30, 2010
Net sales	$201,862	100.0%	$194,569	100.0%
Cost of sales and occupancy	139,726	69.2	134,789	69.3

Gross profit	62,136	30.8	59,780	30.7
Selling, general and administrative expenses	67,282	33.3	64,407	33.1
Store closure costs	202	0.1	43	0.0
Store preopening expenses	176	0.1	142	0.1

Loss from continuing operations, before interest and taxes	(5,524)	(2.7)	(4,812)	(2.5)
Net interest expense	3,339	1.7	2,774	1.4

Loss from continuing operations before income taxes	(8,863)	(4.4)	(7,586)	(3.9)
Income tax benefit	(617)	(0.3)	(189)	(0.1)

Net loss from continuing operations	(8,246)	(4.1)	(7,397)	(3.8)
Loss from discontinued operations	(345)	(0.2)	(948)	(0.5)

Net loss	$(8,591)	(4.3)%	$(8,345)	(4.3)%
Net loss per share from continuing operations - basic and diluted	$(0.37)		$(0.34)
Net loss per share from discontinued operations - basic and diluted	$(0.02)		$(0.04)
Net loss per share - basic and diluted	$(0.39)		$(0.38)
Weighted average shares outstanding - basic and diluted	22,333		22,087
New stores opened	1		1

	For the Nine Month Period Ended
	October 29, 2011		October 30, 2010
Net sales	$599,521	100.0%	$575,001	100.0%
Cost of sales and occupancy	414,976	69.2	397,020	69.0

Gross profit	184,545	30.8	177,981	31.0
Selling, general and administrative expenses	195,034	32.5	190,763	33.2
Store closure (income)/costs	(186)	(0.0)	2,695	0.5
Store preopening expenses	176	0.0	248	0.0

Loss from continuing operations, before interest and taxes	(10,479)	(1.7)	(15,725)	(2.7)
Net interest expense	9,643	1.6	8,215	1.4

Loss from continuing operations before income taxes	(20,122)	(3.4)	(23,940)	(4.2)
Income tax (benefit)/expense	(1,079)	(0.2)	161	0.0

Net loss from continuing operations	(19,043)	(3.2)	(24,101)	(4.2)
Loss from discontinued operations	(960)	(0.2)	(1,538)	(0.3)

Net loss	$(20,003)	(3.3)%	$(25,639)	(4.5)%
Net loss per share from continuing operations - basic and diluted	$(0.86)		$(1.09)
Net loss per share from discontinued operations - basic and diluted	$(0.04)		$(0.07)
Net loss per share - basic and diluted	$(0.90)		$(1.16)
Weighted average shares outstanding - basic and diluted	22,226		22,087
New stores opened	1		2

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	October 29, 2011	October 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$2,930	$2,962
Merchandise inventories, net	255,875	249,725
Other current assets	15,047	14,741

Total current assets	273,852	267,428
Property and equipment, net	137,618	149,845
Other assets, net	5,412	3,746

Total assets	$416,882	$421,019
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$98,028	$82,393
Accrued compensation	17,830	17,632
Revolving line of credit and term loan	77,000	—
Current portion of distribution center sale-leaseback obligations	914	886
Other current liabilities	23,098	26,602

Total current liabilities	216,870	127,513
Revolving line of credit	—	99,800
Capital lease obligations	5,442	6,256
Long-term distribution center sale-leaseback obligations	111,157	112,070
Other long-term obligations	22,448	25,893
Shareholders’ equity:
Common stock	224	221
Additional paid-in capital	175,369	172,389
Accumulated deficit	(114,628)	(123,123)

Total shareholders’ equity	60,965	49,487

Total liabilities and shareholders’ equity	$416,882	$421,019

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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